Exhibit 99.1
At the Company:
Akorn, Inc.
Arthur S. Przybyl
President and CEO
(847) 279-6100
FOR IMMEDIATE RELEASE
Akorn Reports Record Net Revenue of $71.2 Million in 2006:
A 60% Increase Versus 2005
Gross Profit in 2006 increased by 80% to $26.9 million versus 2005.
Research and Product Development spending increased in 2006 by 162% to $11.8 million versus 2005, or 17% of net revenues.
Fourth quarter 2006 Revenues increased by 36% to $14.6 million.
Akorn provides Outlook for 2007.
Buffalo Grove, IL, March 5, 2007 — Akorn, Inc. (NASDAQ: AKRX) a specialty pharmaceutical company, today reported financial results for the full year 2006 and fourth quarter ended December 31, 2006.
Total revenue increased 60 percent in 2006 to a record $71.2 million from $44.5 million in 2005. Gross profit increased 80 percent in 2006 to a record $26.9 million from $14.9 million in 2005. Research and Product Development spending increased 162 percent in 2006 to $11.8 million from $4.5 million in 2005. The net loss decreased by 31 percent to $6.0 million in 2006 from $8.6 million in 2005. The net loss in 2006 is directly attributable to the $7.3 million increase in research and product development spending as compared to 2005, as well as non-cash expenses of $5.3 million. Akorn recorded positive cash flow from operations of $2.5 million in 2006.
Arthur S. Przybyl, President and Chief Executive Officer stated, “This past year was a strategically important and successful one for Akorn. We established a strong financial foundation in order to support our research and product development efforts, and our increased revenues provided us with positive cash flow from operations. As evidenced by our improved financial position, we recently listed Akorn’s common stock on the Nasdaq Exchange under the trading symbol AKRX.
“Investment in our manufacturing capabilities for lyophilized injectable products is expected to generate our first lyophilized product launch in the first half of 2007.

Several new strategic business development partnerships were added to our growing product pipeline and we entered into our first biologic product development agreement. In 2007, we intend to build upon our 2006 results and remain confident in our ability to meet our 2007 corporate objectives.”
Highlights for 2006 include the following:
Improved Balance Sheet represents a strong Financial Foundation:
•	Cash on Hand increased to $21.8 million from $791,000.

•	Total Assets increased by 44% to $82 million from $57 million.

•	Total Debt decreased by 92% to $600,000 from $7.6 million.
Net Revenue increased 60% to a record $71.2 million and Gross Profit increased by 80% to a record $26.9 million:
•	The year over year revenue and gross profit increases are directly attributable to sales of Ca-DTPA and Zn-DTPA, two NDA’s exclusively licensed to Akorn that are countermeasures for a radiological or nuclear incident, as well as eight new generic product introductions.
Announced Strategic Alliances representing 28 new products:
•	12/06/06: Expansion of Akorn-Strides, LLC Joint Venture by 12 new ANDA’s, for a total of 29 ANDA’s.

•	11/27/06: Expansion of Natco Pharma Agreement to include one oral ANDA anti-cancer drug product.

•	11/13/06: New Agreement with FDC Limited for two ophthalmic suspension ANDA drug products.

•	11/08/06: First Biologic Product Development Agreement announced with Serum Institute of India for Rabies Monoclonal Antibody.

•	11/02/06: Expansion of Natco Pharma Agreement to include two new Injectable ANDA drug products.

•	08/10/06: New Agreement with Sofgen Pharmaceuticals to develop an anti-emetic ANDA drug product.

•	05/02/06: New Agreement with Fidia Farmaceutici to develop four ANDA anti-viral drug products.

•	04/21/06: New Agreement with Natco Pharma to develop two new ANDA injectable drug products.

•	03/28/06: New Agreement with Natco Pharma to develop two new ANDA oral drug products.

•	03/07/06: New Agreement with Cipla, Ltd. to develop an ANDA for an oral anti-infective, Vancomycin 125 mg and 250 mg capsules.
ANDA Filings Increase Product Pipeline:
•	24 ANDA product filings in 2006:
•	17 ANDA’s for Akorn-Strides, LLC

•	2 ANDA’s for FDC, Limited

•	3 ANDA’s for Akorn Decatur, IL Product Development Group

•	2 ANDA’s for Akorn Somerset, NJ Product Development Group
•	11 ANDA product approvals in 2006.

•	A total of 35 ANDA drug products under review at the Office of Generic Drugs.
Akorn’s Outlook for 2007:
•	An increase in Net Revenue versus 2006, which included DTPA sales in excess of $25 million.

•	Research and Product Development spending of approximately $12 million.

•	Regulatory submission for Akten, our first internally developed NDA drug product indicated for ocular anesthesia in May 2007.

•	Product approval and marketing launch for Vancomycin, an oral ANDA anti-infective drug product.

•	Commercialization of our first manufactured lyophilized injectable drug product, IC-Green, an NDA manufacturing site transfer to our Decatur, IL production facility.

•	Commercial launch of our first vaccine product.

•	15 new Regulatory submissions for ANDA drug products.

•	15 ANDA drug product approvals.
About Akorn, Inc.
Akorn, Inc. manufactures and markets sterile specialty pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois and Somerset, New Jersey and markets and distributes an extensive line of hospital and ophthalmic pharmaceuticals. Additional information is available at the Company’s website at www.akorn.com.
Materials in this press release may contain information that includes or is based upon forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future steps we may take, prospective products, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.
Any or all of our forward-looking statements here or in other publications may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. Consequently, no forward-looking statement can be guaranteed. Our actual results may vary materially, and there are not guarantees about the performance of our stock.
Any forward-looking statements represent our expectations or forecasts only as of the date they were made and should not be relied upon as representing our expectations or forecasts as of any subsequent date. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise, even if our expectations or forecasts change. You are advised, however, to consult any further disclosures we make on related subjects in our reports filed with the SEC. In particular, you should read the discussion in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in our most recent Annual Report on Form 10-K, as it may be updated in subsequent reports filed with the SEC. That discussion covers certain risks, uncertainties and possibly inaccurate assumptions that could cause our actual results to differ materially from expected and historical results. Other factors besides those listed there could also adversely affect our results.

AKORN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
IN THOUSANDS

	DECEMBER 31,	DECEMBER 31,
	2006	2005

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$21,818	$791
Trade accounts receivable (less allowance for doubtful accounts of $3 and $13,
respectively)	4,781	3,222
Inventories	11,734	10,279
Prepaid expenses and other current assets	1,321	1,402

TOTAL CURRENT ASSETS	39,654	15,694
PROPERTY, PLANT AND EQUIPMENT, NET	33,486	31,071
OTHER LONG-TERM ASSETS
Intangibles, net	8,825	10,210
Other	118	120

TOTAL OTHER LONG-TERM ASSETS	8,943	10,330

TOTAL ASSETS	$82,083	$57,095

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current installments of debt	$394	$7,044
Trade accounts payable	4,719	3,046
Accrued compensation	1,849	1,519
Customer accrued liabilities	391	135
Accrued interest payable	—	2,514
Accrued royalty payable	1,517	14
Accrued expenses and other liabilities	1,383	1,188

TOTAL CURRENT LIABILITIES	10,253	15,460
LONG-TERM LIABILITIES
Long-term debt, less current installments	208	602
Product warranty	1,308	—

TOTAL LONG-TERM LIABILITIES	1,516	602

TOTAL LIABILITIES	11,769	16,062

SHAREHOLDERS’ EQUITY
Common stock, no par value — 150,000,000 shares authorized; 85,990,964 and 27,618,745 shares issued and outstanding at December 31, 2006 and December 31, 2005, respectively	150,250	67,339
Series A Preferred Stock, $1.00 par value, 257,172 shares authorized and issued, 241,122 shares outstanding at December 31, 2005	—	27,232
Series B Preferred Stock, $1.00 par value, 170,000 shares authorized, 141,000 shares issued, 106,600 outstanding at December 31, 2005	—	10,758
Warrants to acquire common stock	4,862	13,696
Accumulated deficit	(84,798)	(77,992)

TOTAL SHAREHOLDERS’ EQUITY	70,314	41,033

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$82,083	$57,095

AKORN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
IN THOUSANDS, EXCEPT PER SHARE DATA

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2006	2005	2006	2005

Revenues	$14,555	$10,740	$71,250	$44,484
Cost of sales	10,314	7,659	44,370	29,540

GROSS PROFIT	4,241	3,081	26,880	14,944
Selling, general and administrative expenses	5,224	5,444	18,603	16,405
Amortization and write-down of intangibles	339	351	1,385	1,508
Research and development expenses	4,982	307	11,797	4,510

TOTAL OPERATING EXPENSES	10,545	6,102	31,785	22,423

OPERATING INCOME (LOSS)	(6,304)	(3,021)	(4,905)	(7,479)
Interest income/(expense) — net	251	(620)	(604)	(2,325)
Debt Retirement Gain/(Expense)	—	—	(391)	1,212
Other Expense	(3)	—	(60)	—

INCOME/(LOSS) BEFORE INCOME TAXES	(6,056)	(3,641)	(5,960)	(8,592)
Income tax provision	3	—	3	17

NET INCOME/(LOSS)	(6,059)	(3,641)	(5,963)	(8,609)
Preferred stock dividends and adjustments	(101)	(1,091)	(843)	(4,082)

NET INCOME/(LOSS) AVAILABLE TO COMMON STOCKHOLDERS	$(6,160)	$(4,732)	$(6,806)	$(12,691)

NET INCOME/(LOSS) PER SHARE:
BASIC	$(0.07)	$(0.18)	$(0.09)	$(0.49)

DILUTED	$(0.07)	$(0.18)	$(0.09)	$(0.49)

SHARES USED IN COMPUTING NET INCOME/(LOSS) PER SHARE:
BASIC	82,548	26,960	73,988	26,095

DILUTED	82,548	26,960	73,988	26,095

AKORN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
IN THOUSANDS

	2006	2005
OPERATING ACTIVITIES
Net income (loss)	$(5,963)	$(8,609)
Adjustments to reconcile net income/(loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	3,344	5,239
Amortization of deferred financing costs	28	74
Amortization of debt discounts	1,059	1,237
Advances to Strides Arcolab Limited	—	(250)
Gain on Retirement of Debt	—	(1,212)
Non-cash stock compensation expense	1,948	407
Changes in operating assets and liabilities:
Trade accounts receivable	(1,559)	3,360
Inventories	(1,455)	142
Prepaid expenses and other current assets	81	(198)
Trade accounts payable	1,673	(2,351)
Product warranty	1,308	—
Royalty Liability	1,517	—
Accrued customer liability	256	—
Accrued expenses and other liabilities	272	2,013

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	2,509	(148)
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(4,377)	(1,782)
Purchase of intangible assets	—	(75)

NET CASH USED IN INVESTING ACTIVITIES	(4,377)	(1,857)
FINANCING ACTIVITIES (See Note 1 below)
Repayment of long-term debt	(3,103)	(370)
Repayment of NeoPharm Debt	—	(2,500)
Net borrowings under lines of credit	—	—
Proceeds from common stock and warrant offering	21,621	—
Proceeds from warrants exercised	2,848	188
Proceeds under stock option and stock purchase plans	1,529	1,368

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	22,895	(1,314)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	21,027	(3,319)
Cash and cash equivalents at beginning of period	791	4,110

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$21,818	$791

Amount paid for interest	$593	$419
Amount paid for income taxes	$2	$72
Note 1: In March 2006, $7,298 in principal and interest related to convertible notes was retired by conversion to the common stock of
Akorn, Inc.